UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Oshkosh Corporation
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Richard M. Donnelly

Chairman of the Board

Oshkosh Corporation

2307 Oregon Street

Oshkosh, Wisconsin 54902-7000

January 9, 2012

Dear Fellow Oshkosh Shareholder:

As a member of the Oshkosh Board since 2001, and its independent Chairman for the past 11 months, I wanted to take this opportunity to share with you how the Oshkosh Board and management team, led by President and CEO Charlie Szews, have successfully transformed the Company, overcoming numerous challenges and positioning Oshkosh for sustained growth and value creation.  What we have accomplished gives me confidence that this is the right leadership to address the challenges facing your company today.

As a result of your Board’s and management team’s efforts, Oshkosh has generated a total shareholder return of nearly 45% over the past three years.  Over the past 15 years, we have delivered an annualized shareholder return of 18.5%, which is three times greater than the 5.9% annualized return for the S&P 500.(1)  Over that same period, Oshkosh has acquired and integrated 15 companies, helping grow the Company from a relatively small truck manufacturer to a global company currently ranked #252 on the Fortune 500 list.  These acquisitions provided critical scale and diversified the Company’s product offerings.

Your company acted decisively in response to the historic recession by achieving cost reductions of approximately $200 million in 2009 and by reducing the number of manufacturing facilities by approximately 20% since 2008.  We also won a key Department of Defense contract to produce a new-generation all terrain vehicle (the M-ATV) that, to date, has generated nearly $6 billion in sales and enabled Oshkosh to repay approximately $2 billion in debt - and opportunities remain to sell even more of these innovative, life-saving vehicles.  We now have a stronger balance sheet, which we believe provides a solid foundation to manage through the current economic climate.

In 2010, in response to the continuing headwinds in the economy and our markets, we initiated a comprehensive review of our businesses and strategic alternatives with the assistance of globally-recognized outside consultants.  The result of this study was the development of our MOVE strategy, which was launched in 2011.  In conjunction with the MOVE strategy, we have increased efforts to expand our international footprint in targeted emerging markets, optimize our global procurement and supply chain and streamline our manufacturing.

Today, we are operating more efficiently; we are taking advantage of increased cross-selling opportunities; and we are leveraging our global scale to increase our purchasing power.  Our progress is most recently demonstrated when, this morning, Oshkosh disclosed that its new Family of Medium Tactical Vehicles (FMTV) program was profitable in the first quarter of our fiscal 2012, ahead of our most recent expectations.

We believe Oshkosh has capitalized on its strengths in challenging markets to maintain or increase market share in each of its largest businesses during the downturn.  I speak on behalf of the full Board when I say that Oshkosh today has the right leadership, the right Board and the

(1)  Data per Bloomberg.  Total shareholder return for three years for Oshkosh is from 30-Sep-2008 to 05-Dec-2011.  Total shareholder returns for 15 years for Oshkosh and the S&P 500 are from 30-Sep-1996 to 05-Dec-2011.

right plan in place to enhance shareholder value and ensure future success during this critical time.

I am proud to work for you as your Chairman.  Oshkosh keeps our communities safe every day of the year.  Our innovative vehicles safely and efficiently transport people to hospitals, lead the charge to put out fires and rescue citizens during times of crisis.  We move our American service women and men around the battlefields in Afghanistan in the roughest of terrains and have saved thousands of lives during these missions.  We are also a leader in building America’s infrastructure — buildings, highways and bridges — and we are leading the way in eco-efficiency by manufacturing the industry’s first compressed natural gas (CNG)-powered refuse collection vehicles and concrete mixers.  Your investment in Oshkosh allows us to accomplish these initiatives.

When deciding how to vote your proxy for the January 27th Annual Meeting of Shareholders, I encourage you to consider these facts and our track record of success.  Oshkosh has an experienced management team that has navigated through volatile economic times and continuously transformed our business to meet the demands of this dynamic industry.  I am confident in their ability to achieve success in the face of the current economic headwinds and to deliver value for all of our shareholders.

My fellow directors and I urge you to protect your investment by voting today using the enclosed white proxy card.  Please feel free to call Innisfree M&A Incorporated, toll-free at (877) 750-9499, should you have any questions about how to vote your shares.

On behalf of the Oshkosh Board of Directors, I thank you for your continued support.

Sincerely,

Richard M. Donnelly
Chairman of the Board of Directors

Forward-Looking Statements

This letter contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this letter, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the expected level and timing of DoD procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to a proxy contest and other actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 16, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in this letter. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.